26960v2                                         T00326858               MIP

                                                    RECEIVED
                                                 April 18, 2002
                                          Secretary of the Commonwealth
                                              Corporations Division


                               FOURTH AMENDMENT TO
                              DECLARATION OF TRUST
                                       OF
                             NEW CENTURY PORTFOLIOS

      This Fourth Amendment to the Declaration of Trust (the "Declaration") of New Century Portfolios (formerly known as "Weston Portfolios") (the "Trust") is made effective this 14th day of March, 2002 by the Trustees of the Trust, as evidenced by the signature of the parties hereto, each a Trustee of the Trust.

                                   WITNESSETH

      WHEREAS, the Declaration was made on February 1, 1990 and the Trustees of the Trust now desire to amend the Declaration to authorize and create an additional series; and

      WHEREAS, Article XII, Section 12.6 of the Declaration provides that the Trust may be amended by the Trustees at any time except for those provisions which cannot be amended without Beneficial Shareholders' approval.

      NOW, THEREFORE, the Trustees hereby declare that Article V, Section 5.2, Paragraph 1 be amended to read as follows:

      5.2. Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further series, effective as of March 14, 2002, five series of shares of the Trust have been established and designed by the Trustees, as follows:

                "New Century Alternative Investment Portfolio;"
                "New Century Aggressive  Portfolio;"
                "New Century International Portfolio;"
                "New Century Capital Portfolio;" and
                "New Century Balanced Portfolio."

      The establishment and designation of any series in addition to those established and designated herein shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of the Shares of such series, or as otherwise provided in such instrument. Absent the designation of different rights and preferences for a series, all series shall have the same rights and preferences set forth in this Declaration. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has executed this Amendment this 14th day of March, 2002.

                                        NEW CENTURY PORTFOLIOS


/S/ DOUGLAS A. BIGGAR                   /S/ STANLEY H. COOPER
By:    Douglas A. Biggar                By:     Stanley H. Cooper
Title: Trustee                          Title:  Trustee



/S/ MICHAEL A. DIORIO                   /S/ ROGER EASTMAN
By:     Michael A. Diorio               By:     Roger Eastman
Title:  Trustee                         Title:  Trustee



/S/ JOSEPH ROBBAT, JR.
By:     Joseph Robbat, Jr.
Title:  Trustee